SUPPLEMENTAL AGREEMENT

This Supplemental Agreement, dated as of December 9, 2011 (this "Supplemental Agreement"), is made by and among China Recycling Energy Corporation ("The Company"), China Cinda (HK) Asset Management Co., Limited ("The Investor") and Ku Guohua.

WITNESSETH:

WHEREAS, the Company, its wholly-owned subsidiaries Sifang Holdings Co., Ltd., Shanghai TCH Energy Technology Co., Ltd. and Xi'an TCH Energy Technology Co., Ltd. (together with the Company, the "Company Group") entered into a Notes Purchase Agreement with the Investor on August 18, 2010 (the "Note Purchase Agreement");

WHEREAS, the Company sold, and the Investor purchased Secured Convertible Promissory Notes under the Notes Purchase Agreement with a principal amount of USD equivalence of  RMB50,000,000 on December 29, 2010 (the "Convertible Notes");

WHEREAS, Section 10.10 of the Notes Purchase Agreement provides that the Notes Purchase Agreement may be amended with the consent of the Company and the Investor;

WHEREAS, each of the Company and the Investor is duly authorized to execute and deliver this Supplemental Agreement;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, each party hereto mutually covenants and agrees for the equal and ratable benefit of the Company and the Investor as follows:

ARTICLE I

SECTION 1.1         Defined Terms.  Unless otherwise defined, terms capitalized herein shall have the meanings as defined in the Notes Purchase Agreement. The words "herein," "hereof" and "hereby" and other words of similar import used in this Supplemental Agreement refer to this Supplemental Agreement as a whole and not to any particular section hereof.

ARTICLE II

SECTION 2.1         No further obligation. Notwithstanding anything to the contrary in the Notes Purchase Agreement, the Company and the Investor hereby agree to terminate their respective obligations to purchase and sell the Second Tranche of Convertible Notes under Section 2 of the Notes Purchase Agreement.

SECTION 2.2         Redemption of the Convertible Notes. Notwithstanding anything to the contrary in this Supplemental Agreement, the Convertible Notes and any of the Transaction Documents, the Company and the Investor hereby agree that on each of December 30, 2011 and November 30, 2012  (each a "Redemption Date" and together the "Redemption Dates"), the Company shall respectively redeem half of the outstanding Convertible Notes at a price for an amount equivalent to RMB25,000,000 (the "Redemption Principal Amount"), plus accrued interest at a rate of eighteen percent (18%) per annum (the "Redemption Interest Rate") on the Redemption Principal Amount up to the applicable Redemption Date, minus any Interim Interest Rate already accrued and paid on the Redemption Principal Amount up to the applicable Redemption Date (together with the Redemption Principal Amount, the "Redemption Price"). If a default in payment of the Redemption Price occurs and is continuing, the interest rate applicable on the Redemption Principal Amount shall be the Redemption Interest Rate, plus an additional five percent (5%) per annum, and be due on demand. If the Company redeems half of the Convertible Notes on or before December 20, 2011, the Redemption Principal Amount, plus the Redemption Interest Rate accrued on the Redemption Principal Amount up to December 20, 2011, minus any Interim Interest Rate on the Redemption Principal Amount up to December 20, 2011, shall be paid on December 20, 2011. If the Company redeems half of the Convertible Notes after December 20, 2011 and on or before December 30, 2011, the Redemption Interest Rate accrued on the Redemption Principal Amount up to December 20, 2011, minus any Interim Interest Rate on the Redemption Principal Amount up to December 20, 2011, shall be paid on December 20, 2011 and the Redemption Principal Amount, plus the Redemption Interest Rate accrued on the Redemption Principal Amount from and excluding December 20, 2011 up to but including December 30, 2011, minus any Interim Interest Rate on the Redemption Principal Amount from and excluding December 20, 2011 up to but including December 30, 2011, shall be paid on December 30, 2011.

SECTION 2.3         Payment of Interest on the Second Redemption Principal Amount.  Interest on the Redemption Principal Amount due and payable on November 30, 2012 (the "Second Redemption Principal Amount"), will accrue at a rate of eighteen percent (18%) per annum from and including the date hereof to but excluding November 30, 2012 (the "Second Redemption Interest Amount"). The Second Redemption Interest Amount will be payable by the Company on June 20, 2012.

SECTION 2.4        Additional Share Pledge. Notwithstanding anything to the contrary in the share pledge agreement dated August 18, 2010 between Ku Guohua and the Investor (the "Share Pledge Agreement"), this Supplemental Agreement and any of the Transaction Documents, on December 9, 2011, Ku Guohua agrees to provide as Additional Collateral of 1.5 million shares he owns in the Company by delivering a certificate for Additional Collateral in the form of Exhibit B of the Share Pledge Agreement.

SECTION 2.5         Expenses. The parties hereto agree that each party shall bear its own out-of-pocket expenses arising from the preparation and negotiation of this Supplemental Agreement. Notwithstanding anything to the contrary herein, the Company agrees to reimburse the investor for its out-of-pocket expenses for the preparation and negotiation of this Supplemental Agreement up to RMB50,000.

SECTION 2.6         Survival. Except as otherwise provided herein, all the rights and remedies of the Investor pursuant to the Notes Purchase Agreement shall remain in full force and effect from the date hereof.

ARTICLE III

Miscellaneous

SECTION 3.1         Governing Law.  This Supplemental Agreement shall be governed by the laws of the State of New York of the United States of America.

SECTION 3.2         Counterparts.  The parties hereto may sign one or more copies of this Supplemental Agreement in counterparts, all of which together shall constitute one and the same agreement.

SECTION 3.3         Headings.  The headings of the Articles and the sections in this Supplemental Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

SECTION 3.4         Successors.  All covenants and agreements in this Supplemental Agreement by the parties hereto shall bind their successors and assigns, whether so expressed or not.

SECTION 3.5         Entire Agreement.  This Supplemental Agreement constitutes the entire agreement of the parties hereto with respect to the Transaction Documents, In the event that any conflict arises between the terms of this Supplemental Agreement and that of any Transaction Documents, this Supplemental Agreement prevails.

SECTION 3.6         Capacity. The Company and the Investor warrant with each other that each of them is duly authorized to execute and deliver this Supplemental Agreement;

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Agreement to be duly executed as of the date first above written.

COMPANY:	CHINA RECYCLING ENERGY CORPORATION

By:
Name:
Title:

INVESTOR:	For and on behalf of:

CHINA CINDA (HK) ASSET MANAGEMENT CO., LIMITED

By:
Name:
Title:

KU GUOHUA

By:
Name: Ku Guohua